Exhibit 99.1

China Gengsheng Receives Public Warning Letter from NYSE MKT

GONGYI, China, October 4, 2013 /PRNewswire-FirstCall/ -- China GengSheng Minerals, Inc. (NYSE MKT: CHGS) (the "Company" or "GengSheng"), a leading China-based high-tech industrial materials manufacturer producing heat-resistant, energy-efficient materials for a variety of industrial applications, today announced it received a public warning letter from NYSE MKT LLC (the “Exchange”) on October 1, 2013 as a result of its failure to have its audit committee or a comparable body of its board of directors review and approve certain loan guarantees provided by the Company’s chairman and CEO, Mr. Shunqing Zhang pursuant to Sections 120 and 1009 of the Exchange’s Company Guide (the “Company Guide”). The Exchange has warned that any future failure to comply with Section 120 of the Company Guide may result in the prompt initiation of delisting procedures against the Company. Management of the Company has taken the warning letter under advisement and will implement internal procedures to prevent further breaches of Section 120 of the Company Guide.

About China GengSheng Minerals, Inc.

China GengSheng Minerals, Inc. ("GengSheng") develops, manufactures and markets a broad range of high-tech industrial material products, including monolithic refractories, industrial ceramics, fracture proppants and fine precision abrasives. A market leader offering customized solutions, GengSheng sells its products primarily to the iron and steel industry as heat-resistant components for steel-making furnaces, industrial kilns and other high-temperature vessels to guarantee and improve the productivity of those expensive pieces of equipment, while reducing their consumption of energy. Founded in 1986 and based in China's Henan province, GengSheng currently has over 170 customers in the iron, steel, oil, glass, cement, aluminum and chemical businesses located in China and other countries. GengSheng conducts business through GengSheng International Corporation, a British Virgin Islands company, and its Chinese subsidiaries, which are Henan GengSheng Refractories Co., Ltd., Zhengzhou Duesail Fracture Proppant Co., Ltd., Henan GengSheng Micronized Powder Materials Co., Ltd, Guizhou SouthEast Prefecture Co., Ltd., GengSheng New Materials Co., Ltd, Henan GengSheng High Temperature Materials Co., Ltd. and Henan Yuxing Proppant Co., Ltd.

For more information about the Company, please visit http://www.gengsheng.com.